Exhibit 10.69

GLEACHER & COMPANY, INC.

2007 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNITS AGREEMENT

THIS RESTRICTED STOCK UNITS AGREEMENT (the “Agreement”) confirms the grant on February 15, 2011 (the “Grant Date”) by Gleacher & Company, Inc., a Delaware corporation (the “Company”), to Patricia Arciero-Craig (“Employee”) of Restricted Stock Units (the “Units”), including rights to Dividend Equivalents as specified herein, as follows:

Number Granted:   95,238 Units

How Units Vest:   33.3% of the Units if not previously forfeited, will vest on each of the first, second, and third anniversaries of the Grant Date, respectively; provided that Employee continues to be employed by the Company or a subsidiary on each vesting date or, to the extent provided herein, other vesting conditions have been satisfied (each, a “Stated Vesting Date”).  In addition, if not previously forfeited, the Units will become vested upon the occurrence of Employee’s death or Disability and certain Terminations of Employment to the extent provided in Section 4 of the Terms and Conditions of Restricted Stock Units attached hereto (the “Terms and Conditions”). The terms “vest” and “vesting” mean that the Units have become non-forfeitable.  If Employee has a Termination of Employment prior to the Stated Vesting Date and the Units are not otherwise vested on that date, the Units will be immediately forfeited except as otherwise provided in Section 4 of the Terms and Conditions.

Settlement Date:       Units that become vested will be settled on the Stated Vesting Date or, upon the occurrence of Employee’s death or Disability or Termination of Employment under the circumstances set forth in Section 4(b) of the Terms and Conditions prior to the Stated Vesting Date, the date set forth in Section 4 of the Terms and Conditions (subject to the requirements set forth in Section 4 of the Terms and Conditions) (such date being the “Settlement Date”), subject to any required delays under Section 409A of the Internal Revenue Code of 1986, as amended, applicable upon a Termination of Employment as set forth in the Terms and Conditions.  Units granted hereunder will be settled by delivery of one Share (as defined in the Company’s 2007 Incentive Compensation Plan (the “Plan”)) for each Unit being settled (together with any cash or Shares resulting from Dividend Equivalents).

The Units are subject to the terms and conditions of the Plan, and this Agreement, including the Terms and Conditions attached hereto.  The number of Units, the kind of shares deliverable in settlement of Units, and other terms relating to the Units are subject to adjustment in accordance with Section 5 of the Terms and Conditions and Section 5.3 of the Plan.

Employee acknowledges and agrees that (i) Units are nontransferable, except as provided in Section 3 of the Terms and Conditions and Section 9.2 of the Plan, (ii) Units are subject to forfeiture upon Employee’s Termination of Employment in certain circumstances and, following certain Terminations of Employment, failure of Employee to execute and not revoke in a timely manner a release and separation agreement as set forth in Section 4 or to comply with the non-competition and related conditions set forth in Section 9(c) as specified in Section 4 of the Terms and Conditions, and (iii) sales of Shares delivered in settlement of Units will be subject to the Company’s policies regulating trading by employees.

IN WITNESS WHEREOF, GLEACHER & COMPANY, INC. has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

Employee:	GLEACHER & COMPANY, INC.

/s/ Patricia Arciero-Craig	By:	/s/ Peter McNierney
Patricia Arciero-Craig		Peter McNierney

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the Units granted to Employee by Gleacher & Company, Inc. (the “Company”), and Units (if any) resulting from Dividend Equivalents, as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part).  Certain terms of the Units, including the number of Units granted, vesting date(s) and settlement dates, are set forth on the cover page of this Agreement.

1.  GENERAL.  The Units are granted to Employee under the Company’s 2007 Incentive Compensation Plan (the “Plan”).  A copy of the Plan and information regarding the Plan, including documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, can be obtained from the Company upon request.  All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein.  Capitalized terms used in the Agreement and this Terms and Conditions but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of the Agreement and this Terms and Conditions and mandatory provisions of the Plan, the provisions of the Plan govern, otherwise, the terms of this document shall prevail.  By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company’s Executive Compensation Committee (the “Committee”) made from time to time, provided that no such Plan amendment, rule or regulation or Committee decision or determination without the consent of an affected Participant shall materially affect the rights of the Employee with respect to the Units.

2.  ACCOUNT FOR EMPLOYEE.  The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Units then credited to Employee hereunder as a result of such grant of Units and any crediting of additional Units to Employee pursuant to payments equivalent to dividends paid on Common Stock under Section 5 hereof (“Dividend Equivalents”).

3.  NONTRANSFERABILITY.  Until Units are settled in accordance with the terms of this Agreement, Employee may not sell, transfer, assign, pledge, margin or otherwise encumber or dispose of Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 9.2 of the Plan.

4.  TERMINATION PROVISIONS.  The following provisions will govern the vesting, forfeiture and settlement of the Units in the event of Employee’s Termination of Employment and/or the occurrence of a post-Retirement (as defined below) Forfeiture Event (as defined below), unless otherwise determined by the Committee (subject to Section 8(a) hereof):

(a)           Death or Disability.  In the event of Employee’s (i) Termination of Employment due to death or (ii) Disability (as defined below), all Units then outstanding, if not previously vested, shall immediately vest in full.  With respect to Employee’s Termination of Employment due to death, all Units will be settled within 30 days following the date of Employee’s death, and. with respect to Employee’s Disability, all Units will be settled on the 55th day following such Disability, provided that Employee (or her legal representative) executes and does not revoke a release and separation agreement in such form as may be requested by the Company within 45 days following such Disability.

(b)           Employee’s Retirement or Termination for Good Reason or Involuntary Termination of Employment by the Company not for Cause.  In the event of Employee’s Retirement or termination for Good Reason or an involuntary Termination of Employment by the Company not for Cause, all Units then outstanding, if not previously vested, shall immediately vest in full upon such Termination of Employment.  Subject to Section 7(a), the Units shall be settled on the 55th day following the date of Termination of Employment, provided that Employee executes and does not revoke a release and separation agreement in such form as may be requested by the Company within 45 days following the date of Termination of Employment, provided further that, in the event of Employee’s Retirement, such Units shall be forfeited if there occurs a Forfeiture Event following the date of Termination of Employment and prior to the Settlement Date of such Units.

(c)          Termination of Employment by Employee other than for Good Reason or Retirement or by the Company for Cause.  In the event of Employee’s Termination of Employment by Employee for any reason (other than due to Retirement or for Good Reason) or by the Company for Cause, and other than on account of Employee’s death or Disability, all Units that are unvested as of the date of Termination of Employment will be forfeited.

5.  DIVIDEND EQUIVALENTS AND ADJUSTMENTS.

(a)           Dividend Equivalents.  Subject to Section 5(d), Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units, to the extent and in the manner as follows:

(i)  Cash Dividends.  If the Company declares and pays a dividend or distribution on Shares in the form of cash, then a number of additional Units shall be credited to Employee’s Account as of the last day of the calendar quarter in which such dividend or distribution was paid equal to the number of Units credited to Employee’s Account as of the record date for such dividend or distribution multiplied by the cash amount of the dividend or distribution paid on each outstanding Share at such payment date, divided by the Fair Market Value of a share of Common Stock at the date of such crediting; provided, however, that in the case of an extraordinary cash dividend or distribution the Company may provide for such crediting at the dividend or distribution payment date instead of the last day of the calendar quarter.

(ii)  Stock Dividends and Splits.  If the Company declares and pays a dividend or distribution on Shares in the form of additional Shares, or there occurs a forward split of Shares, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to Employee’s Account as of the record date for such dividend or distribution or split multiplied by the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share.

(iii)  Other Dividends.  If the Company declares and pays a dividend or distribution on Shares in the form of property other than additional Shares, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution equal to the number of Units credited to Employee’s Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share at such payment date.

(b)           Adjustments.  The number of Units credited to Employee’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights with respect to Units or to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 5.3 of the Plan, taking into account any Units credited to Employee in connection with such event under Section 5(a) hereof.

(c)           Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments.  Units which directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder shall be subject to the same risk of forfeiture as applies to the granted Unit (unless the Company otherwise determines to waive or limit the risk of forfeiture applicable to Units resulting from Dividend Equivalents or adjustments in its discretion) and in any event will be settled at the same time as the underlying granted Unit (or, if the risk of forfeiture is waived or limited and the underlying granted Unit is forfeited, then at the time as the underlying granted Unit would have been settled if it were not forfeited).

(d)           Changes to Manner of Crediting Dividend Equivalents.  The provisions of Section 5(a) notwithstanding and subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), the Company may vary the manner and timing of crediting Dividend Equivalents for administrative convenience, including, for example, by crediting cash Dividend Equivalents rather than additional Units.

6.  EMPLOYEE REPRESENTATIONS AND WARRANTIES AND RELEASE.  As a condition to any non-forfeiture of the Units at or after Termination of Employment and to any settlement of the Units, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, to make a representation and warranty that no Forfeiture Event has occurred or is contemplated and (ii) to execute a separation agreement and a release of claims against the Company arising before the date of such release, in such form as may be specified by the Company.

7.  OTHER TERMS RELATING TO UNITS.

(a)           Compliance with Code Section 409A.  This Agreement is intended to comply with the requirements of Code Section 409A, and shall be interpreted and construed consistently with such intent.  Each payment and benefit hereunder, including each portion of the Units that potentially could be settled at a separate Settlement Date and each payment of Dividend Equivalents, shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2).  In the event that the terms of this Agreement would subject the Employee to taxes or penalties under Code Section 409A (“409A Penalties”), the Company and Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.

Notwithstanding anything contained herein to the contrary, if Employee is considered a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of Termination of Employment), all Units and Dividend Equivalents that constitute nonqualified deferred compensation within the meaning of Code Section 409A and that are to be settled on account of Employee’s Termination of Employment shall instead be settled on the first business day of the seventh month following Employee’s “separation from service” within the meaning of Code Section 409A (the “Delayed Payment Date”).  If Employee dies during the Code Section 409A postponement period, the Units delayed on account of Code Section 409A shall be paid to the personal representative of her estate on the first to occur of the Delayed Payment Date or 30 days after the date of Employee’s death.  Despite any contrary provision of this Agreement, any references to Termination of Employment or the date of termination shall mean and refer to the date of Employee’s “separation from service,” as that term is defined in Code Section 409A and Treasury Regulation Section 1.409A-1(h).

(b)           Release and Separation Agreement Process.  If any Units are not forfeited upon Termination of Employment, the Company will supply to Employee a form of the release and separation agreement specified in Sections 4 and 6 not later than 14 days following the date of Termination of Employment, which must be returned within the time period required by law and must not be revoked by Employee within the applicable time period (if any) in order for Employee to satisfy any such condition (or 15 days after delivery of such release and separation agreement to Employee if no time period applies under applicable law) such that the release and separation agreement becomes legally effective.  In such case, if the Units would become subject to settlement at the Settlement Date but prior to Employee’s execution of the release and separation agreement and its legal effectiveness, the Company, in determining the time of settlement, will not be influenced by Employee or the timing of any action by Employee, including Employee’s execution of such a release and separation agreement and expiration of any revocation period.  In particular, the Company retains discretion to deposit any Shares or other payment in escrow at any time prior to such execution and legal effectiveness, so that such deposited Shares are constructively received and taxable income to Employee upon deposit but with distribution from such escrow remaining subject to Employee’s execution and non-revocation of such release and separation agreement.

(c)           Fractional Units and Shares.  The number of Units credited to Employee’s Account shall include fractional Units calculated to at least three decimal places, unless otherwise determined by the Committee.  Unless settlement is effected through a broker or agent that can accommodate fractional shares (without requiring issuance of a fractional share by the Company), upon settlement of the Units Employee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.

(d)           Tax Withholding.  Employee shall make arrangements satisfactory to the Company or, in the absence of such arrangements, a Group Entity may deduct from any payment to be made to Employee (including from Shares to be delivered to Employee hereunder) any amount necessary to satisfy requirements of federal, state, local, or foreign tax law to withhold taxes or other amounts with respect to the lapse of any risk of forfeiture (including FICA due upon such lapse), the payment of Dividend Equivalents, the settlement of the Units or other event relating to the Units.  Unless Employee has made separate arrangements satisfactory to the Company, the Company may elect to withhold Shares deliverable in settlement of the Units having a fair market value (as determined by, or under valuation procedures established by, the Committee) equal to the amount of such tax liability required to be withheld in connection with the settlement of the Units, but the Company shall not be obligated to withhold such Shares.

(e)           Statements.  An individual statement of Employee’s Account will be issued to Employee at such times as may be determined by the Company.  Such a statement shall reflect the number of Units credited to Employee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Committee.  Such a statement may be combined with or include information regarding other plans and compensatory arrangements for employees.  Employee’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any).  Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

8.  MISCELLANEOUS.

(a)           Binding Agreement; Written Amendments.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.  This Agreement and the Plan, and any deferral election separately filed with the Company relating to the grant of Units under the Agreement, constitute the entire agreement between the parties with respect to the Units, and supersede any prior agreements or documents with respect thereto.  No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially impair the rights of Employee with respect to the Units shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by Employee.

(b)           No Promise of Employment.  The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)           Unfunded Plan.  Any provision for distribution in settlement of Employee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee or any Beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee.  With respect to any entitlement of Employee or any Beneficiary to any distribution hereunder, Employee or such Beneficiary shall be a general creditor of the Company.

(d)           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

(e)           Legal Compliance.  Employee agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the NASDAQ Global Market or any other stock exchange, or any other obligation of the Company or Employee relating to the Units or this Agreement.  Employee agrees that the Units are subject to any forfeiture that may be required by applicable law.

(f)            Notices.  Any notice to be given the Company under this Agreement shall be addressed to the Company at 1290 Avenue of the Americas, New York, New York 10104 Attention: Corporate Secretary, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.

9.  CERTAIN DEFINITIONS.  The following definitions apply for purposes of this Agreement, whether or not Employee has an employment agreement or other agreement with a Group Entity that contains the same or similar defined terms:

(a)           Cause.  “Cause” has the meaning as defined in the Plan.

(b)           Disability.  “Disability” means “disability” as defined in Code Section 409A.

(c)           Forfeiture Event.  “Forfeiture Event” means and shall be deemed to have occurred if, at any time after the grant of the Units including following Employee’s Termination of Employment, Employee shall have failed to comply with any of the following conditions.  Without the consent in writing of the Board, Employee will not, at any time prior to an applicable Settlement Date, acting alone or in conjunction with others, directly or indirectly (A) render services for any organization or engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) directly or indirectly, in any business which is or becomes competitive with the Company, its subsidiaries or affiliates, except that if such Employee is a party to any agreement with the Company at the time Employee executes this Agreement which provides for similar restrictions as the preceding restrictions, then (x) the preceding restrictions shall be considered to have been violated only if there is a violation of such similar restrictions in the other agreement which are in effect at the time Employee executes this Agreement, and (y) for purposes of clause (x), the similar restrictions in such other agreement shall be deemed not to lapse, expire or otherwise terminate prior to the lapse, expiration or other termination of this Agreement; (B) induce any customer or client of or investor (excluding anyone who is an investor solely as a holder of Common Stock of the Company) in the Company, its subsidiaries or affiliates with whom Employee has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company or any of its subsidiaries or affiliates, to curtail, limit, or cancel their business with the Company, its subsidiaries or affiliates; (C) induce, or attempt to influence, any employee of the Company, its subsidiaries or affiliates to terminate employment; (D) solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hire, or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of the Company or any of its subsidiaries or affiliates; or (E) otherwise fail to comply with the conditions set forth in Section 7.4(a), (b) and (c) of the Plan.  However, following Termination of Employment, Employee shall be free to purchase stock or other securities of an organization or business so long as it is listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.

(d)           Good Reason.  “Good Reason” has the meaning given in that certain Addendum to Non-Compete and Non-Solicit Agreement dated as of September 21, 2007 by and between the Company and Employee.

(e)           Group Entity.  “Group Entity” means either the Company or any of its subsidiaries and affiliates.

(f)            Retirement. “Retirement” means a “Retirement” as defined in the Plan which also qualifies as a Termination of Employment.

(g)           Termination of Employment.  “Termination of Employment” means a “separation from service” under Code Section 409A and its associated regulations.